UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2017

Greenwood Hall, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-184796	99-0376273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12424 Wilshire Blvd, Suite 1030, Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

(310) 907-8300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 14, 2017, the Board of Directors of Greenwood Hall, Inc. (the “Company”) appointed William Bradfield as Chief Executive Officer of the Company.

Mr. Bradfield, 68, has worked in higher education for nearly twenty-five years, primarily on the supply side for EdTech companies founded and owned by him. Mr. Bradfield has served as Executive Vice President of Business Development of the Company since 2015, where he has been responsible for revenue generation and revenue retention activities. He founded and, from 2013 until 2015, served as Chief Executive Officer of Campus Veritas, Inc., where he focused on online education and student success and retention. Mr. Bradfield founded and, from 2003 until 2013, served as Chief Executive Officer of Perceptis, Inc., a provider of customer support services to students, faculty and staff of colleges, universities and community colleges in the United States. Mr. Bradfield received a Bachelor of Arts degree in Economics from Lafayette College and completed Masters in Business Administration coursework through the University of Southern California.

Since his appointment as Executive Vice President of Business Development in 2015, Mr. Bradfield has received and will continue to receive an annual salary of $150,000, payable in accordance with the Company's standard payroll practices.

There are no family relationships between Mr. Bradfield and any of the Company’s executive officers and directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENWOOD HALL, INC.
Date: August 16, 2017
	By:	/s/ William Bradfield
Name: William Bradfield
Title: Chief Executive Officer

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